Exhibit 99.1

Gaming Partners International Corporation Reports 2010 Fourth-Quarter and Year Results

Las Vegas, NV (PR Newswire) (March 29, 2011) —Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the fourth quarter and year ending December 31, 2010.

For its fourth quarter of 2010, the Company posted revenues of $16.6 million and net income of $1.0 million, or $0.12 per basic and diluted share. These results compare to revenues of $15.8 million and net income of $1.7 million, or $0.21 per basic and diluted share, for the fourth quarter of 2009. Gross profit for the quarter was $5.4 million, or 32% of revenues, compared to $5.7 million, or 36% of revenues, in the prior year period.

For the year 2010, the Company recorded revenues of $59.9 million and net income of $4.4 million, or $0.54 per basic and $0.53 per diluted share. These results compare to revenues of $49.5 million and net income of $1.0 million, or $0.13 per basic and diluted share for the year 2009. The Company’s 2010 gross profit was $21.7 million, or 36% of revenues, compared to $15.9 million, or 32% of revenues, in 2009.

The primary reasons for the increase in net income in 2010 were a significant increase in gross profit that was driven by higher sales, which caused fixed manufacturing costs to be allocated over higher production volumes, a sales mix shift toward higher-margin chips, and a $1.6 million charge for impairment of goodwill that reduced net income in 2009.

In December, the Company paid a cash dividend of $1.5 million, or $0.1825 per share, and ended 2010 with $29.8 million in cash, cash equivalents and marketable securities, as well as $6.7 million in debt.

“A significant contributor to our increased sales in 2010 was sales from casino openings in Pennsylvania, Delaware and Singapore,” commented Greg Gronau, GPIC President and Chief Executive Officer.  “This helped us end 2010 with a very strong cash position and focuses us for potential future growth.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bud Jones®, and Bourgogne et Grasset®, GPIC provides casino currency such as chips, plaques and jetons; casino tables, furniture and accessories; table layouts; playing cards; precision dice;  roulette wheels; and RFID technology and applications.  Headquartered in Las Vegas, Nevada, GPIC has additional locations in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi, and Macau S.A.R. China.  For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID gaming chips market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gerald W. Koslow, Chief Financial Officer
+1.702.384.2425
jkoslow@gpigaming.com

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GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31,
(audited)
(in thousands, except share amounts)

	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$11,400	$3,238
Marketable securities	18,350	15,600
Accounts receivable, net	6,838	7,035
Inventories	7,160	7,173
Prepaid expenses	790	506
Deferred income tax asset	949	707
Other current assets	1,578	1,241
Total current assets	47,065	35,500
Property and equipment, net	11,926	13,454
Other intangibles, net	782	676
Deferred income tax asset	1,108	1,657
Inventories, non-current	496	1,686
Other assets, net	430	305
Total assets	$61,807	$53,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,696	$546
Accounts payable	3,216	2,828
Accrued liabilities	6,204	4,165
Customer deposits	3,919	4,698
Income taxes payable	273	569
Total current liabilities	20,308	12,806
Long-term debt, less current maturities	32	314
Deferred income tax liability	491	623
Other liabilities	41	45
Total liabilities	20,872	13,788
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,199,016 issued and outstanding	82	82
Additional paid-in capital	19,196	18,985
Treasury stock, at cost; 8,061 shares	(196)	(196)
Retained earnings	20,269	17,346
Accumulated other comprehensive income	1,584	3,273
Total stockholders' equity	40,935	39,490
Total liabilities and stockholders' equity	$61,807	$53,278

GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31,
(in thousands, except per share amounts)

	(unaudited)		(audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$16,641	$15,847	$59,875	$49,527
Cost of revenues	11,259	10,167	38,173	33,631
Gross profit	5,382	5,680	21,702	15,896

Marketing and sales	1,111	1,258	4,474	4,363
General and administrative	3,453	2,342	10,789	8,746
Impairment of goodwill	-	-	-	1,572
Operating income	818	2,080	6,439	1,215
Other income and (expense)	122	90	352	289
Income before income taxes	940	2,170	6,791	1,504
Income tax provision	(15)	466	2,372	457
Net income	$955	$1,704	$4,419	$1,047

Earnings per share:
Basic	$0.12	$0.21	$0.54	$0.13
Diluted	$0.12	$0.21	$0.53	$0.13

Weighted-average shares of common stock outstanding:
Basic	8,199	8,117	8,199	8,107
Diluted	8,205	8,177	8,207	8,189